Exhibit 99.1
CONFIDENTIAL DRAFT

NEWS RELEASE

Contact:	Barry Sievert Senior Director, Investor Relations (214) 303-3437

Cory Olson Senior Vice President and Treasurer (214) 303-3645

Molly Keveney Director Communications WhiteWave Foods (303) 516-4454

DEAN FOODS ANNOUNCES RESIGNATION OF
WHITEWAVE FOODS PRESIDENT STEVE DEMOS

      DALLAS, March 14, 2005 — Dean Foods Company (NYSE: DF) announced today that Steve Demos has resigned his position as President of the Company’s WhiteWave Foods division to pursue other interests. Dean Foods Chairman and Chief Executive Officer, Gregg Engles, will assume direct leadership over WhiteWave Foods on an interim basis.

      “Steve is a gifted entrepreneur and visionary,” said Engles. “He built Silk into a formidable brand and has been instrumental in building our branded business platform. We are very grateful for his many contributions to Dean Foods.”

      “We have assembled a strong team of talented and experienced professionals at the new WhiteWave Foods. To lead this team, we will hire a seasoned leader with deep consumer packaged goods expertise and with the necessary passion to take the business to even higher

CONFIDENTIAL DRAFT

levels of success. Momentum in our WhiteWave Foods division has been strong, and we expect this to continue as we build the platform for the future.”

      Dean Foods has retained James Mead & Company, a leading consumer packaged goods executive recruiting firm, to assist in the search for a new President of WhiteWave Foods.

      WhiteWave is the nation’s leading manufacturer of soymilk, organic milk and other organic foods. The division produces approximately $1.2 billion in annual revenue through its brands, including Silk, Horizon Organic, International Delight and Land O’Lakes.

      Separately, Dean Foods reaffirmed its quarterly and full year guidance for 2005, with consolidated adjusted earnings per share, including the Specialty segment, expected to be in the range of $0.41 to $0.43 for the first quarter and between $2.20 and $2.30 for the full year.

About Dean Foods

      Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with an extensive refrigerated direct-store-delivery network. Through its WhiteWave and Horizon Organic brands, Dean Foods Company also owns the nation’s leading soymilk and organic milk brands. The company’s Specialty Foods Group is a leading manufacturer of private label pickles and non-dairy powdered coffee creamers. Dean Foods Company and its subsidiaries operate approximately 120 plants in 36 U.S. states, Spain, Portugal and the United Kingdom, and employ approximately 29,000 people.

The earnings per share projections contained in this press release are “forward-looking” statements made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. Projections involve risks and uncertainties that may cause results to differ materially from the projections. The company’s ability to achieve targeted earnings per share depends on a variety of economic, competitive and governmental factors, many of which are beyond the company’s control and which are described in the company’s filings with the Securities and Exchange Commission. The projections in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such projections to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.